EXHIBIT 10.17

PURCHASING AND MARKETING AGREEMENT

by and between

TVGoods, Inc.

and

Presser Direct, LLC

Dated as of March 7, 2012

THIS PURCHASING AND MARKETING AGREEMENT (hereinafter referred to as “the Agreement” or “this Agreement”), effective as of March 7, 2012 (the "Effective Date"), is by and between Presser Direct, LLC ("Presser"), and TVGoods, Inc. ("TVG").  From time to time throughout this document TVG and Presser may be described collectively as the “Parties” or individually as a “Party.”

1.

TERM OF THE AGREEMENT: The term of this Agreement (the “Term”) shall commence on the Effective Date and shall expire on the tenth (10th) anniversary thereafter.  Upon the expiration of the initial ten (10) year Term, this Agreement shall automatically renew for three (3) additional five (5) year terms, unless either Party provides written notice to the other Party, at least six (6) months prior to the then expiration of this Agreement, that such Party wishes to terminate this Agreement, in which event, this Agreement shall terminate upon the expiration of the then term of same.

2.

SCOPE OF THE AGREEMENT

2.1

The Parties wish to set forth in this Agreement the terms under which they shall sell individually or in any combination, the products or product lines listed in Exhibit A, which may be supplemented or expanded from time to time during the Term of this Agreement, upon mutual written agreement of the Parties (the products listed on Exhibit A shall hereinafter be referred to collectively as the “Product(s)” or “Product Unit(s)”).  TVG and Presser agree that during the Term they will only sell the Products under the terms of this Agreement and neither Party shall sell the Products or any products that compete with the Products without the written permission of the other Party, said permission not to be unreasonably withheld.

2.2

During the Term of this Agreement, TVG agrees to purchase from Presser and Presser agrees to sell to TVG the Products listed on Exhibit A, as may be supplemented by mutual written agreement of the Parties from time to time, to reflect the additional products sold by the Parties under the terms of this

Agreement.  These additional products shall be included in the definition of the term: “Products” or Product Units” for the Term of this Agreement.

2.3

Presser shall apply for an ETL listing in its own name for each of the Products in Exhibit A; Presser shall provide copies of any and all ETL paperwork to TVG for insurance purposes and to third parties, e.g. QVC, HSN, Emson, etc.

2.4

The Parties agree to irrevocably license to each other, during the Term of this Agreement, any and all intellectual property rights that each may have relating to the Products, said intellectual property rights are listed on Exhibit F attached, which shall be amended from time to time during the Term of this Agreement, however, said Exhibit F shall only be amended by written instrument executed by both Parties.  The Parties further agree that each of them shall retain full ownership of said intellectual property rights during the Term of this Agreement and thereafter, and that said license shall terminate contemporaneously with this Agreement.  The Parties acknowledge that Presser is currently in the process of developing patentable alterations to the Products, and that said alterations shall be the property of Presser but shall be licensed to TVG under the terms of this Agreement.  Additionally the Parties agree that the Parties shall each have the right to sub-license the rights to third parties each may have in the intellectual property rights listed on Exhibit F.

2.5

This contractual agreement is a co-operative arrangement, Presser and TVG shall keep their separate identities.  Presser and TVG shall each be responsible for all of their own personnel costs, overhead, general and administrative costs.  The Parties recognize that Product development is the responsibility of Presser and Presser shall not be reimbursed for any monies spent by Presser for Product development.  In addition to the foregoing the Parties agree that marketing the Products is the responsibility of TVG and TVG shall not be reimbursed for any monies spent by TVG towards marketing of the Products.

2.6

Channels of Distribution and Bank Accounts:

2.6.1

TVG shall be primarily responsible for sales of the Products in “all ‘direct response’ (DR) channels of distribution in the United States and Canada.” (Hereinafter referred to as the “TVG Channels of Distribution”); and

2.6.1.1

For the purposes of this Agreement websites related to DR television advertisements in the United States and Canada shall be considered part of the TVG Channels of Distribution; and

2.6.2

Presser shall be primarily responsible for sales of the Products to: all other channels of distribution, including but not limited to the teleshopping network known as QVC, wholesale sales to retailers and retail distributors throughout the entire world, and to DR channels of distribution outside of the United States and Canada.  (Hereinafter referred to as the “Presser Channels of Distribution”); and

2.6.2.1

For the purposes of this Agreement websites not related to DR television advertisements in the United States and Canada shall be considered part of the Presser Channels of Distribution; and

2.6.3

TVG shall open an account titled: “Presser Direct Special Account” at Suntrust bank utilizing TVG’s EIN number, into which funds received by Presser attributable to sales by it of the Products through the Presser Channels of Distribution shall be deposited.  The Presser Direct Special Account shall be deemed owned by TVG for accounting purposes, however, it is agreed and understood that disbursements from the Presser Direct Special Account will require the authorization of a representative of both TVG and Presser; and

2.7

For sales of the Products through the Presser Channels of Distribution, Presser shall usually act as the vendor of record.  Presser may ship Product Units to purchasers in the Presser Channels of Distribution at a negotiated wholesale price, as negotiated between Presser, TVG, and third party purchasers of the Products.  Payments resulting from sales of the Products through the Presser Channels of Distribution shall be deposited into the above referenced Presser Direct Special Account.  Presser and TVG will both receive monthly bank statements for the Presser Direct Special Account.  If it is the case that TVG makes a sale through a Presser Channel of Distribution or is acting as the vendor of record through a Presser Channel of Distribution TVG shall deposit all payments made to it resulting from sales of the Products through the Presser Channels of Distribution into the Presser Direct Special Account.

2.8

If it is the case that Presser is not able to sell the Product to QVC the Parties agree that TVG shall then attempt to sell the Product to other teleshopping channels in the United States and Canada.  If TVG is successful in selling the Product to another teleshopping channels it shall act as vendor of record and in accordance with the provisions in section 2.7 above it shall deposit all payments made to it resulting from sales of the Products through the other teleshopping channels into the Presser Direct Special Account.

3.

PURCHASE ORDERS

3.1

The Parties acknowledge the information set forth in Exhibit C, which is attached hereto and is hereby incorporated into this Agreement by reference.

3.2

For future orders of Product Units to be sold by TVG through DR channels of distribution in the United States and Canada, TVG shall send a purchase order to Presser for the requested amount of Product Units along with an irrevocable transferable letter of credit from Suntrust bank, or another reputable  bank, or send the required monies through a wire transfer as TVG and Presser may agree upon, to cover the cost of producing the Product Units ordered.  Presser shall timely ship the ordered Product Units to TVG’s designated warehouse in the United States, FOB port of shipment in China.  At the time of shipping, Presser shall provide TVG with the estimated shipping and duty costs for said order.  TVG shall pay the full estimate amount prior to the order being shipped from the manufacturer.  Thirty (30) days after the order has been shipped, Presser shall present TVG with written proof of the actual costs it incurred, including duty, to ship the order to TVG’s warehouse; at that time TVG and Presser shall reconcile the difference between the amount TVG paid to Presser for shipping and duty and the actual cost of shipping the order to TVG’s designated warehouse.

3.3

The Parties recognize that for Product orders for Products to be sold through most of the Presser Channels of Distribution no capital investment will be required of either of the Parties in order to produce and ship said purchase orders because third party purchasers of the Products will make the payments themselves.  Said payments shall be deposited into the Presser Direct Special Account by the recipient.  This, however, will not be the case for purchase orders from teleshopping channels such as QVC, HSN, or ShopNBC.  In the case of purchase orders for Products to be sold through teleshopping channels the Parties will each be required to pay half of the hard costs to produce and ship the requested Products.  Presser shall ship the ordered Products to a warehouse of the third party teleshopping channel’s choosing.  If the teleshopping channel requests drop shipping they may give the shipping information to whichever fulfillment center TVG and Presser have agreed to use at the time and Presser shall direct said fulfillment center to ship the Products.  Notwithstanding anything else in this Agreement the Parties agree that all inventory shall be kept at the same fulfillment center.  Said fulfillment center shall be mutually agreed upon by TVG and Presser.

3.3.1

The Parties agree that title shall pass FOB port of shipment from manufacturer for all Products purchased by TVG from Presser.

3.4

Presser shall institute all necessary quality control procedures for the Products and if necessary utilize, at its own expense, a third party company for inspections.

3.5

Intentionally Left Blank.

3.6

TVG shall, at its own expense, be responsible for funding and producing all advertising material including print ads and infomercials.

3.7

TVG shall, at its own expense, design and provide Presser with graphic mechanicals for all packaging materials, warranty cards, instruction booklets and other insert materials.

3.8

TVG shall purchase, at its own expense, the television time to air the infomercial in the United States and Canada, and print space through a media buying company or companies in the United States and Canada.

3.9

TVG shall, at its own expense, fund and operate any and all necessary telemarketing centers for DR sales of the Products in the United States and Canada.

3.10

TVG shall, at its own expense, manage and fund all direct response sales in the United States and Canada.

3.11

TVG shall name Presser or any sub-distributors that request to be so named, as an additional insured on its product liability policy, paid for by TVG.  TVG’s policy shall be for a minimum amount of four million ($4,000,000) dollars in the aggregate and two million ($2,000,000) dollars per occurrence.  The insurer shall be a United States company and the policy shall be issued in the United States.  Additionally, TVG will insure, the full value of all the inventory it purchases from Presser, both during shipping and while in TVG’s warehouse.  Third parties who purchase Product Units from Presser shall be solely responsible for insuring their inventory during shipping and at their warehouse(s).

4

TERMINATION

4.1

Termination for Cause.  Either Party may terminate this Agreement for cause in the event of: (i) a bankruptcy filing against the other Party and the Party filing for bankruptcy is no longer able to fulfill its duties under this Agreement as a result of said filing; or (ii) a breach by the other Party (the “Breaching Party”) of any of the material terms or conditions of this Agreement, in the event such material breach is not cured by the Breaching Party within 60 days of its receipt of written notice from the non-breaching Party, which written notice shall set forth, with particularity, the nature of such breach.  In the event such breach is cured within the aforesaid 60 day period, this Agreement shall continue as if no breach had occurred.  In the event such breach is not cured within the aforesaid period, this Agreement shall terminate upon the expiration of such 60 day period.

In the event of a breach by TVG of its payment obligations, as set forth in Section 5.1 hereof, with regard to any payments not made within the time frame set forth therein, and such breach is not cured within five (5) business days following its receipt of written notice from Presser, such payments shall bear interest at the highest legal interest rate permitted under Florida Law, with such interest to accrue from the date on which the payment is due through the date on which such payment is made in full to Presser.

In the event of the termination of this Agreement for cause, by one of the Parties, consistent with the foregoing, from and after such termination date, the breaching party shall be subject to the restrictive covenants contained in Section 7.1, it being the intent of the parties hereto that the breaching party shall have no right whatsoever, to sell the Products, anywhere and on any level, whether wholesale, retail or through direct response for a period of ten (10) years from the Effective Date.  Further, in such event, the non-breaching party shall not be subject to any of the restrictive covenants contained in paragraph 7 hereof and shall be free to utilize the licensed intellectual property, in any manner, whatsoever, and shall be free to sell the Products anywhere and on any level, whether wholesale, retail or through direct response.  In the event of expiration of this Agreement neither Party shall be subject to the restrictive covenants contained in paragraph 7.

4.2

 Effect of Expiration or Termination of Agreement. Upon the expiration or termination of this Agreement, by either Party, the Parties shall work together, in good faith, in order to wind down the business and operations discussed in this Agreement, in an orderly and timely manner, including, without limitation, the completion of any outstanding orders in process and the sale or liquidation of any remaining Products, the Parties shall evenly share in the monies resulting from the liquidation of the assets.

5

MONTHLY PROFIT DISTRIBUTION

5.1

On a monthly basis, within fifteen (15) days following the end of each month, beginning on the date this Agreement becomes effective:

5.1.1

TVG and Presser shall authorize a disbursement from the above described Presser Direct Special Account to a bank account of TVG’s choosing, said disbursement shall be in an amount equal to the cost TVG incurs each month paying for product liability insurance associated with the Products and insuring the Products during all stages of transportation and storage with the exception of Products sold through direct response television in the United States and Canada, insurance of those Products shall be borne by TVG alone and TVG shall not be reimbursed for said expense.

5.1.2

The Parties shall then authorize a second disbursement from the Presser Direct Special Account to a bank account of TVG’s choosing, said disbursement shall be in an amount equal to the costs incurred that month by TVG for the production, shipping, and storage of Product Units sold through QVC, HSN, ShopNBC, or any other teleshopping network, whether in the United States or abroad and any other costs incurred by TVG in selling the Products through any teleshopping networks.  TVG and Presser shall also be reimbursed for any hard costs incurred by either Party during that month out of the monies in the Presser Direct Special Account.

5.1.3

After both Parties have been reimbursed for all hard costs incurred during that month the Parties shall authorize the remaining monies in the Presser Direct Special Account to be divided between the Parties, forty-nine (49%) percent to a bank account of Presser’s choosing and fifty-one (51%) percent to a bank account of TVG’s choosing.  Notwithstanding the foregoing, the Parties agree that twenty-thousand ($20,000) dollars shall be left in the Presser Direct Special Account at all times until such time as this Agreement either expires or is terminated, at that time the remaining $20,000 shall be split between the Parties, 49% to Presser and 51% to TVG.

5.1.4

All accounting regarding these disbursements and the royalty payment discussed below in section 5.1.5 shall be on a cash basis.

5.1.5

In addition to the foregoing, TVG shall pay to Presser a royalty of one (1%) percent of the “Adjusted Gross Receipts,” as that term is defined in Exhibit E, received by TVG resulting from sales of the Products through the TVG Channels of Distribution on a monthly basis.

5.2

Presser shall have the right one (1) time during each year of this Agreement and one (1) time during the one (1) year period following the expiration or termination of this Agreement, during normal business hours, upon ten (10) days prior written notice to TVG and subject to reasonable confidentiality requirements, at Presser's expense to review, with an advisor or advisors of its choice, the books and records of TVG for the purpose of determining the accuracy of the calculation and payment of the royalty payment described in 5.1.5 above.  In the event that a review determines Presser has received less than ninety-five (95%) percent of the monies owed to it for the audited period, TVG shall reimburse Presser for the reasonable costs of the audit in addition to payment of monies owing by it to Presser, together with interest at the then current prime lending rate as published in the Wall Street Journal, plus three percent (3%) per annum on any overdue amounts.  Additionally, in such event TVG shall thereafter be responsible for paying or reimbursing Presser for the cost of all future audits performed by Presser.  Additionally, in the event the foregoing shall occur on more than one (1) occasion (i.e., a review determines Presser has received less than 95% if the monies owed to it for the review period), TVG shall pay or reimburse Presser for the reasonable costs of the review, in addition to payment of monies owed, together with interest at the highest legal rate then in effect in the State of Florida.

5.3

On a yearly basis Presser shall provide TVG with records showing the manufacturing cost of the goods.

6. RESPONSIBLITIES OF PARTIES

6.1PRESSER RESONSIBILITES

a.

Presser shall conceptualize, fund and develop the Products and select the factory/factories to manufacture the Products.

b.

Presser shall negotiate prices with the manufacturers for the cost of the Products and delivery dates, Presser shall keep TVG updated as to the status of any such negotiations.

c.

Presser will issue purchase orders to the manufacturers to manufacture the Products, boxes, instructions booklets, warranty cards, etc., assemble and deliver to the common carrier Presser selects.

d.

Presser will institute quality control procedures.

e.

Presser will make the payments to the manufacturers.

f.

Presser shall manage the shipment of Products from the manufacturer to the warehouse/fulfillment house selected by TVG and Presser.

g.

Presser will manage the sales effort through the Presser Channels of Distribution.

6.2 TVG RESPONSBILITIES

a.

TVG is responsible for funding, producing and running all advertising material including print ads, infomercials and internet advertising in the United States and Canada.

b.

TVG will manage, fund and operate inbound and outbound telemarketing centers in the United States and Canada.

c.

TVG will manage all credit-card processing on orders in the United States and Canada.

d.

TVG will manage all customer service for all consumers in the United States and Canada.

e.

TVG shall be responsible for acquiring and paying, for all required insurance, including inventory on land and sea and for product liability for Products purchased from Presser by TVG..  The cost of this insurance shall be paid for as described above in section 5.1.1.  Insurance for products sold through DR in the US and Canada is a TVG cost.  Not to be borne by Presser.

7.  RESTRICTIVE COVENANTS

7.1. General – If this Agreement is terminated for cause under the terms of section 4.1 above, for a period of ten (10) years, beginning on the Effective Date, the breaching Party shall not engage in the manufacture, sale or distribution of the Products.

7.2 Reconstruction of Restrictive Covenants.  If any portions of the terms of this restrictive covenant are held to be unreasonable, arbitrary or against public policy by a court exercising competent jurisdiction, such portion of the restrictive covenant shall be considered devisable as to both time and geographic area. The Parties agree that if a court of competent jurisdiction determines the specified time period or specified geographic area applicable to the restrictive covenants set forth in Section 7.1 above to be unreasonable, arbitrary or against public policy, it is hereby authorized to reform such provision to one which is not unreasonable, arbitrary, against public policy or otherwise invalid, which reformed provision shall be enforced against the party breaching the restrictive covenants set forth in Section 7.1 above.  If any provision of this Paragraph 7 is otherwise (other than with regard to the time period or specified geographic area) determined to be unreasonable, unenforceable, arbitrary, against public policy or otherwise invalid, such term or provision shall be severed and shall not disturb the validity or enforceability of the remainder of this Paragraph 7 or this Agreement.

7.3 Injunctive Relief.  The parties hereto recognize and agree that the restrictions set forth herein are reasonable and necessary for the protection of the parties.  It is further recognized and agreed between the Parties that damages alone will be an insufficient remedy to the non-breaching party in the event the breaching Party violates the restrictive covenants set forth in Section 7.1 above, and that the non-breaching party shall suffer irreparable harm if the breaching Party does so violate the restrictive covenants set forth in Section 7.1 above.  Therefore, in the event a party breaches the restrictive covenants set forth in Section 7.1 above, the non-breaching party shall have the right not only to pursue an action at law for damages, but also to pursue an action for injunctive relief and specific performance of the provisions contained in this Paragraph 7 from any court of competent jurisdiction.  In no event shall any delay by the non-breaching party of its right to seek immediate relief under this Paragraph 7 constitutes a waiver of any right set forth herein, and in no case shall a waiver by the non-breaching party of its right to seek relief under this Paragraph 7 constitute a waiver of any other or further violation of the terms of this Paragraph 7.

7.4 Independent Agreements.  It is agreed and understood that the restrictive covenants set forth in Section 7.1 above shall be construed to be agreements independent of any other provision of this Agreement.  The existence of any other claim or cause of action, whether predicated on any other provision in this Agreement, or otherwise, as a result of a relationship between the parties, shall not constitute a defense to the enforcement of the restrictive covenants set forth in Section 7.1 above.

7.5 Survival. The provisions of this Paragraph 7 shall survive the expiration or termination of this Agreement.

8. NOTICES

8.1 All notices, or other communications shall be in writing and shall be deemed duly delivered against a signed receipt for same, sent via e-mail with confirmation of receipt, sent via facsimile with a confirmation retained by the sending party, sent by registered or certified mail, return receipt requested, first class postage prepaid, or sent by nationally recognized overnight delivery service, addressed to the parties at the addresses below or to the addresses to be exchanged from time to time during the Term of this Agreement for the particular kind of notice to be sent.

8.2 Notwithstanding the foregoing, in the event of any notice of breach or termination of this Agreement, the following provision shall apply: All notices or other communications under this Agreement regarding breach or termination of this Agreement shall be in writing and shall be deemed to be duly given when (a) delivered in person or (b) deposited in the United States mail or private express mail, postage prepaid, addressed as follows:

If to Presser to:	Presser Direct	cc: Mitchell Green
	9600Cattaraugusa Ave	Kramer Green Zuckerman Green
	Los Angeles, CA 90034	&Buchsbaum, P.A
4000 Hollywood Blvd, Suite 485
Hollywood, FL 33021

If to TVG to:	TVGoods, Inc.	cc:
14044 Icot Blvd
Clearwater, FL 33760
Attn: Steve Rogai

Any party may, by notice to the other party, change the address to which such notices are to be given.

9.  NONDISCLOSURE AGREEMENT: The Parties each agree to hold the terms and provisions of this Agreement and all information received from the other Party hereto in confidence; provided, that this provision shall not apply with respect to information which becomes generally available to the public, other than as a result of disclosure by the Party hereto that is required to keep such information confidential.  The Parties agree not to disclose the terms or provisions of this Agreement to third parties, excluding agents and authorized representatives, without the prior written consent of the non-disclosing party. The parties hereto acknowledge that: (i) the terms of this Agreement; (ii) trade secrets, methods and ideas of the Parties, as they may exist from time to time, and the Products; (iii) confidential business and customer lists and information concerning the business of the Parties under this Agreement and the Products; (iv) confidential records, information, proprietary methods of doing business, technical information, and marketing activities and procedures, as same pertains to the business of the Parties under this Agreement; (v) credit and financial data concerning customers of the Parties (collectively, the “Confidential Information”) are valuable, special and unique assets of the Parties, access to and knowledge of which are essential to their business.  During the Term, the Confidential Information shall be utilized by the Parties solely in conjunction with the terms and conditions of this Agreement and the business and operations of the Parties.  Upon the expiration or termination of this Agreement, by either Party, the Confidential Information shall not be utilized by either of the Parties except consistent with the provisions contained in Section 4.2 hereof.  Notwithstanding the above, a Party may disclose the Confidential Information to the extent required by applicable law or regulations. In the event a Party is requested or required (on oral questions, interrogatories, requests for  Confidential Information or documents, subpoena, civil investigative demand or other process) to disclose any Confidential Information, it is agreed that the Party will provide the non-disclosing Party with prompt notice of any such request or requirement so that it may seek an appropriate protective order or waive compliance with the provisions of this Agreement.  Failing the entry of a protective order or the receipt of a waiver hereunder, the Party so requested will disclose that portion of the Confidential Information requested.  The Parties each agree that with respect to any breach by such Party of the provisions of this section, the non-breaching Party shall have the right to obtain an injunction to be issued by any tribunal of competent jurisdiction restricting the breaching Party, as the case may be, from continuing to breach the provisions of this section.  The provisions of this section shall survive termination (for whatever reason) of this Agreement.

10. ASSIGNMENT: Neither Party shall assign this Agreement or any rights or obligations hereunder without the prior written consent of the other Party, which consent shall not be unreasonably withheld, except that either Party may assign this Agreement or any rights or obligations hereunder to an entity which acquires all or substantially all of that Party's assets which relate to performance under this Agreement. Any attempted assignment without the other Party's consent shall be void and ineffective.

11. CHOICE OF LAW AND DISPUTE RESOLUTION: This Agreement shall be governed by the laws of the State of Florida without regard to Florida’s conflicts of law provisions.  Except with regard to a breach of the provisions contained in Paragraph 7 hereof (including, without limitation, a claim for injunctive relief), any controversy or claims arising out of or relating to this Agreement or its breach, shall be settled by arbitration before one arbitrator administered by the American Arbitration Association, in accordance with its rules.  Any and all litigation (either in court or in a commercial arbitration tribunal) shall be held in Palm Beach County, Florida, and the prevailing party therein shall be entitled to recover, in addition to all other relief obtained, its reasonable costs, including reasonable attorneys’ fees, incurred in such litigation or arbitration, any trial court and on appeal in any post-judgment proceedings.

12. SEVERABILITY: If any provision or part hereof shall be held to be invalid or unenforceable for any reason, then the meaning of such provision or part hereof shall be construed so as to render it enforceable to the extent feasible. If no feasible interpretation would save such provision or part hereof, it shall be severed here from, but without in any way affecting the remainder of such provision or any other provision contained herein, all of which shall continue in full force and effect unless such severance effects such a material change as to render the Agreement unreasonable.

13. NON-WAIVER: No course of dealing or failure of either party to strictly enforce any term, right or condition of this Agreement shall be construed as a waiver of such term, right or condition.

14. COMPLIANCE WITH LAWS

14.1Each Party, its agents, contractors and subcontractors shall comply in performance under this Agreement with all applicable local, state, federal, regional and international laws, ordinances, regulations and codes, standards, directives and international conventions and agreements (collectively "law(s) or Law(s)"), including, without limitation, those relating to (i) the identification and procurement of required permits, certificates, licenses, insurance, approvals and inspections and (ii) Product content requirements or restrictions applicable to the sale or distribution of products manufactured or imported by Presser and supplied to TVG.

14.2Presser shall use commercially reasonable efforts to ensure that its activities in performance of this Agreement and an Order placed pursuant to this Agreement shall not put TVG in violation of any United States or applicable foreign customs laws, statutes, or regulations.

14.3 Indemnification. Each of the parties hereto agree (the “Indemnifying Parties”) indemnify and hold harmless the other party, together with its shareholders, partners, members, directors, managers, officers and employees (collectively the “Indemnified Parties”), from and against any and all demands, claims, actions or causes of actions, assessments, losses, damages, liabilities, costs and expenses at all levels of trial and appeal, including, without limitation, attorneys’ fees and court costs, whether as a result of direct or third-party claims, asserted against or incurred by the Indemnified Parties, relating to or resulting from acts or omissions of the Indemnifying Party constituting negligence or  misconduct, or relating to or resulting from negligent torts, intentional torts or criminal acts of the Indemnifying Party.”

14.4 All TVG advertising materials relating to the Products shall receive approval by Gary Hailey, or another attorney with recognized FTC expertise prior to publication.

14.5 All scripts used at the telemarketing centers relating to the Products shall be approved by Gary Hailey or another attorney with recognized FTC expertise prior to their use.

15. EXCUSE OF PERFORMANCE

15.1Neither party shall be held responsible for any delay or failure in performance of any part of this Agreement to the extent such delay or failure is caused by fire, flood, explosion, war, strike, embargo, government requirement, civil or military authority, act of God, inability to secure material due to a world-wide shortage, nature or the public enemy, act or omission of carriers or any other causes beyond its reasonable control.

16. ENTIRE AGREEMENT: The terms and conditions contained in this Agreement supersede all prior oral or written understandings between the Parties and shall constitute the entire agreement between the Parties with respect to the subject matter of this Agreement. This Agreement shall not be modified or amended except by a writing signed by TVG and Presser.

17. CONSTRUCTION: This Agreement was the result of negotiation between the Parties and the fact that an attorney representing one of the Parties put the final Agreement in writing shall not mean that the Agreement shall be construed against that Party.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year above written.

TVGoods, INC.		Presser Direct, LLC

By:	/s/ Steve Rogai	By:	/s/ Mark Presser
	Name: Steve Rogai		Name: Mark Presser
	Title: CEO		Title: Managing Member
	Date: March 7, 2012		Date: March 8, 2012

Exhibit A

Products Being Sold by the Parties

Products:

Model 8200B

Portable Heater (All Black) model 8200

Model 8200W

Portable Heater (All Wood Grain) model 8200

Model 9000B

4-in-1 Heater (All Black) model 9000

Model 9000W

4-in-1 Heater (All Wood Grain) model 9000

Exhibit B

Invoices from Presser Direct, LLC to TVGoods, Inc.

Exhibit C

Replace with “Full Reconciliation” when available.

Exhibit D

Intentionally Left Blank

Exhibit E

For the purposes of this Agreement the following terms shall have the following meanings:

1.

“Gross Receipts” shall mean the total amount of funds actually received by TVG from sales of the JV Products, including, but not limited to, (a) cash, money orders, and cleared checks, less charges imposed by banks for clearing, deposits, re-deposits or returns, and (b) cleared credit card charges less the bank discount rate.

2.

“Adjusted Gross Receipts” shall mean Gross Receipts (as defined above) less the following: (a) postage and handling and C.O.D. charges; (b) sales, value added and other similar taxes (but excluding taxes on net income); and (c) monies returned to customers.

Exhibit F

Intellectual Property Rights Licensed to the Parties for the Term of this Agreement

TVG shall license the following pieces of intellectual property rights to Presser during the Term of this Agreement:

1.

The right to the trademark: Living Pure™; and

2.

The copyright to the direct response video program TVG created to market and sell the Living Pure™ electric space heater and any licenses involved therein, e.g. the name, voice, and likeness rights granted to TVG by Montel Williams; and

3.

The copyright to any and all packaging and advertising art created by TVG for the purpose of marketing the Living Pure™ electric space heater; and

Presser shall license the following pieces of intellectual property rights to TVG during the Term of this Agreement:

1.

Any trade names, patentable alterations to the Products, or any other intellectual property that may arise as a result of the sole efforts of Presser during the Term of this Agreement.